SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ICOS CORPORATION

(Name of Registrant as Specified In Its Charter)

ELI LILLY AND COMPANY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies: N/A

2) Aggregate number of securities to which transaction applies: N/A

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

4) Proposed maximum aggregate value of transaction: N/A

5) Total fee paid: N/A

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: N/A

2) Form, Schedule or Registration Statement No.: N/A

3) Filing Party: N/A

4) Date Filed: N/A

     Eli Lilly and Company issued the following press release on December 18, 2006. The merger agreement for Eli Lilly and Company’s acquisition of ICOS Corporation was filed by ICOS Corporation under cover of Form 8-K on October 17, 2006 and an amendment to the merger agreement was filed by ICOS Corporation under cover of Form 8-K on December 18, 2006, each of which are incorporated by reference into this filing.
     The following is the text of a press release issued by Eli Lilly and Company on December 18, 2006:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: December 18, 2006

For Release:	Immediately
Refer to:	Phil Belt (317-276-2506)
Lilly Announces Amendment to Merger Agreement with ICOS
Purchase price now set at $34 per share
Lilly confirms that this is its best and final offer
INDIANAPOLIS, IN , December 18, 2006 — Eli Lilly and Company (NYSE: LLY) today announced that it has reached agreement with ICOS Corporation (NASDAQ: ICOS) to amend the merger agreement relating to the proposed acquisition of ICOS by Lilly. Under the revised terms, Lilly will acquire all of the outstanding shares of ICOS common stock at a price of $34 per share, for a total purchase price of approximately $2.3 billion.
The proposed $34 price reflects a $2 per share increase from the $32 per share pursuant to the original merger agreement, and Lilly is affirming that this is its best and final offer.
“We are confident that ICOS shareholders will recognize the substantial value and the certainty that Lilly is offering,” said Sidney Taurel, Lilly chairman and chief executive officer. “We believe this transaction delivers significant value to ICOS shareholders, and it is our final offer.”
The boards of directors of both companies have unanimously approved the revised merger agreement.
A revised proxy statement reflecting the changes in the terms of the proposed transaction will be mailed to ICOS shareholders. In order to give ICOS shareholders a full opportunity to review the revised proxy statement, ICOS will adjourn the special meeting of ICOS shareholders to vote on the merger to January 25, 2007 from the current date of December 19, 2006 and has set a new record date of December 26, 2006 for the shareholder meeting.

About Lilly
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com.
Additional Information about the Acquisition and Where to Find It
ICOS intends to file a revised definitive proxy statement and other documents regarding the proposed acquisition of ICOS by Lilly with the Securities and Exchange Commission (the “SEC”). ICOS shareholders are urged to read the revised definitive proxy statement when it becomes available and other relevant materials because they contain important information about ICOS and the proposed transaction. A revised definitive proxy statement will be sent to the stockholders of ICOS seeking their approval of the transaction. Investors may obtain a free copy of these materials and other documents filed by ICOS with the SEC at the SEC’s website at www.sec.gov, at ICOS’ website at www.ICOS.com or by sending a written request to ICOS at 22021 20th Avenue SE, Bothell, Washington 98021, attention: General Counsel.
ICOS, Lilly and their directors, executive officers and certain other members of their managements and employees and other representatives may be deemed to be participants in soliciting proxies from ICOS’s shareholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS’ shareholders in connection with the proposed transaction will be set forth in ICOS’ revised definitive proxy statement. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the revised definitive proxy statement when it is filed with the SEC.